Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) entered into this 26th day of November, 2008, and effective as of the Effective Date (as defined below), by and between Kevin J. Kennedy (“Executive”) and Avaya Inc. (“Avaya” or “Employer”) and Sierra Holdings Corp., a Delaware corporation (“Parent”).

WHEREAS, in accordance with the foregoing, Avaya, Parent and Executive desire to enter into this Agreement to set forth the terms of Executive’s employment with Avaya, effective as of the “Effective Date” as defined below.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1. Employment. As of the Effective Date, defined as December 22, 2008, the date upon which Executive commences employment with Employer, Employer hereby employs Executive, and Executive hereby accepts such employment and shall perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1. Term of Agreement and Employment Periods. This Agreement shall be effective as of the Effective Date and shall continue in effect until December 22, 2011 (“Initial Employment Period”); provided that, this Agreement shall be automatically extended for a subsequent twelve-month (12) period (“Additional Employment Period) beyond the Initial Employment Period, and for subsequent Additional Employment Periods, if any, unless Employer provides at least sixty (60) days’ written notice prior to the end of either the Initial Employment Period or an Additional Employment Period to Executive of its intent not to renew, in which case this Agreement shall terminate at the end of either the Initial Employment Period or at the end of an Additional Employment Period, whichever applies.

1.2. Duties and Responsibilities and Extent of Service.

(a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer (“CEO”) of Employer, and his office shall be located at Employer’s corporate headquarters and principal executive offices, 211 Mt. Airy Road, Basking Ridge, New Jersey. In such role, Executive will report to the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Employer (the “Employer Board,” and together with the Parent Board, the “Board”) and shall devote 100% of his business time and attention and his best efforts and ability to the operations of Employer and its subsidiaries. Executive shall be responsible for running Employer’s day-to-day operations and shall perform faithfully, diligently and competently the duties and responsibilities of a chief executive officer and such other duties and responsibilities as are reasonably consistent with that position. The foregoing shall not be construed as preventing Executive from (a) making passive investments in other businesses or enterprises consistent with Employer’s Code of Conduct, or (b) engaging in any other business activity consistent with Employer’s Code of Conduct; provided that Executive seeks and obtains the prior approval of the Board before engaging in any other business activity. In addition, it shall not be a violation of this Agreement for Executive to participate in civic or charitable activities, deliver lectures, fulfill speaking engagements, teach at educational institutions, and/or manage personal investments (subject to the immediately preceding sentence); provided that such activities do not interfere in any substantial respect with the performance of Executive’s responsibilities as an employee in accordance with this Agreement. Executive may also serve on one or more corporate boards of another company (and committees thereof) during the Initial Employment Period or, if applicable, an Additional Employment Period upon giving advance notice to the Employer Board prior to commencing service on any other corporate board.

(b) In addition, for so long as Executive is the CEO, private equity funds sponsored by Silver Lake Partners III, L.P. and TPG Partners V, L.P. (“Investors”) shall vote their shares to elect Executive to the Parent Board and the Employer Board. Executive shall tender his resignation from the Parent Board and the Employer Board upon termination of his employment for any reason.

1.3. Base Salary. For all the services rendered by Executive hereunder, during the Employment Period, Employer shall pay Executive a base salary at the annual rate of One Million Two-Hundred Fifty Thousand Dollars ($1,250,000.00), payable in installments in accordance with Employer’s normal payroll practices. During the Initial Employment Period or an Additional Employment Period, Executive’s base salary shall be reviewed annually by the Employer Board (or the compensation committee of the Employer Board), pursuant to Employer’s normal compensation and performance review policies for senior level executives. The amount of any increase for each year shall be determined accordingly. Executive’s base salary shall not be decreased during the Initial Employment Period or an Additional Employment Period. For purposes of this Agreement, the term “Base Salary” shall mean the amount of Executive’s base salary established from time to time pursuant to this Section 1.3.

1.4. Transition Bonus. Employer shall pay to Executive a Transition Bonus of Eight Hundred Fifty Thousand Dollars ($850,000.00) within ten (10) days from the Effective Date of this Agreement; provided that, Executive shall repay the following portions of the Transition Bonus if he voluntarily terminates his employment except for Good Reason: after six (6) months but prior to one year (1) from the Effective Date, Executive shall repay three-quarters ( 3/4 ) of the Transition Bonus; after twelve (12) months but prior to eighteen (18) months from the Effective Date, Executive shall repay one-half ( 1/2) of the Transition Bonus; after eighteen months but prior to two (2) years from the Effective Date, Executive shall repay one-quarter ( 1/4) of the Transition Bonus; and Executive shall not be required to repay any of the Transition Bonus if he voluntarily terminates his employment after the second anniversary of the Effective Date; provided, that Executive shall not be required to repay the Transition Bonus due to his death or Disability occurring prior to the second anniversary of the Effective Date.

1.5 Incentive Bonus. Executive shall be entitled to participate in the Avaya Inc. Short Term Incentive Plan (“STIP”), based on the same terms and conditions as in existence for other senior officers and the terms of the STIP. The Employer Board (or compensation committee thereof) may adjust the performance metrics and other terms as they relate to STIP after consultation with Executive. Executive’s target annual bonus under the STIP shall be 100% of Base Salary, but his Incentive Bonus for any fiscal year as determined by the Employer Board

(or the compensation committee thereof) shall not exceed 200% of Base Salary. For the portion of Fiscal Year 2009 commencing on the Effective Date through September 30, 2009, the Incentive Bonus payable to Executive under the STIP will not be less than the Executive’s Base Salary, multiplied by 100%, multiplied by a fraction equal to (i) the number of days in such period (ii) divided by 365. For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount of Executive’s annual incentive bonus established from time to time pursuant to this Section 1.5.

1.6 Retirement, Welfare and Other Benefit Plans and Programs. During the Initial Employment Period and an Additional Employment Period, Executive shall be entitled to (a) participate in all employee retirement, welfare, and other benefit plans and programs made available to Employer’s senior level executives as a group or to its non-union U.S. employees generally, as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the plan or program and (b) is eligible to receive twenty-five (25) vacation days, seven (7) fixed holidays, seven (7) floating holidays and applicable sick leave in accordance with Employer’s vacation, holiday and other pay for time not worked policies as in effect from time to time. In addition, during the Initial Employment Period or an Additional Employment Period, Executive shall be entitled to perquisites on the same terms and conditions as such perquisites are made available to other senior officers of Employer, which shall include the following: financial planning, security, annual executive physicals and car allowance. Executive shall also be eligible to participate in the Executive Relocation Plan maintained by Employer with respect to the two (2) stipulated homes that he currently owns; provided that, for all purposes of the Home Sales Assistance portion of the Executive Relocation Plan, Employer’s obligations that relate to the price or value of an executive’s residence, including the obligations to reimburse closing costs and with respect to the Appraised Value Offer, as defined in the Executive Relocation Plan, the aggregate value of said two (2) homes shall not exceed Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00). Further, Executive shall be entitled to receive temporary housing benefits under the Executive Relocation Plan for up to one hundred twenty (120) days.

1.7. Reimbursement of Expenses. Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by Employer in accordance with Employer’s normal business expense reimbursement practices; provided, however, that in no event will any taxable reimbursement be made to Executive after the end of the calendar year following the calendar year in which the expense was incurred.

1.8. Initial Stock Options Grant. As of the Effective Date, initial stock option grants in an aggregate amount of 5,000,000 shares of Parent’s common stock shall be made to Executive under Parent’s 2007 Equity Incentive Plan, as amended (the “Incentive Plan”). The terms and conditions of such stock option grants shall be as set forth in the time-based and performance-based stock option award agreement forms attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively (the “Initial Option Awards”), which are specifically incorporated herein by reference and made part hereof. The exercise price for each of the Initial Option Awards will be the fair market value per share in effect on the Effective Date as established by the Parent Board. Executive will enter into a Management Stockholders’ Agreement, Exhibit D, with respect to the grants set forth in this Section 1.8.

1.9. Restricted Stock Units. As of the Effective Date, Executive shall receive a grant of Restricted Stock Units (“RSU’s”) with respect to Four Hundred Thousand (400,000) shares of common stock of Parent. The RSU’s shall vest as follows: one-quarter ( 1/4) of the grant shall vest on the first, second, third and fourth anniversary dates, respectively, of the Effective Date; provided, however, that any unvested RSU’s shall vest immediately upon a termination of Executive’s employment by Employer other than for Cause (as defined in the Avaya Involuntary Separation Plan for Senior Officers (the “Separation Plan”), attached hereto as Exhibit G and incorporated herein by reference and made part hereof), upon resignation by Executive for Good Reason (as defined in Section 2.8) or upon a Change in Control of Parent (as defined in the Incentive Plan). Parent shall have the right, but not the obligation, at any time after termination of Executive’s employment to purchase from Executive, and Executive shall sell to Parent, such number of the shares then issued upon vesting of the RSU’s as Parent shall designate; the purchase price of each such share shall be the fair market value per share at the date of purchase; provided, that if the fair market value of a share of Parent common stock at the time of such purchase is less than Ten Dollars ($10.00) then Parent shall pay the Executive in cash an amount equal to Ten Dollars ($10.00) for each such share so purchased (the “RSU Price”). Prior to the second anniversary of the Effective Date, and prior to an IPO, Executive shall have the right after termination of Executive’s employment by Employer other than for Cause, by Executive’s voluntary resignation for Good Reason, and as a result of Executive’s Death or Disability (as defined in the Incentive Plan), to require Parent to purchase from Executive, and Parent shall purchase from Executive, such number of the shares then issued upon vesting of the RSU’s as Executive shall designate; the purchase price of each such share shall be the RSU Price; provided, further, that after the second anniversary of the Effective Date, and prior to an IPO, Executive shall have the right after termination of Executive’s employment by Employer other than for Cause, by Executive’s voluntary resignation for any reason, and as a result of Executive’s Death or Disability, to require Parent to purchase from Executive, and Parent shall purchase from Executive, such number of the shares then issued upon vesting of the RSUs as Executive shall designate; the purchase price of each such share shall be the RSU Price. Further, if Executive realizes a price per share of less than Ten Dollars ($10.00) upon a transaction permitted under Section 3 of the Management Stockholders’ Agreement (other than Section 3(a)(i) or (ii)) and the Senior Management Registration and Preemptive Rights Agreement, then Parent shall pay to Executive the difference between Ten Dollars ($10.00) and the amount per share realized by Executive from such transaction.

1.10. Investment Opportunity. Executive commits and agrees to invest the sum of One Million Two-Hundred Fifty Thousand Dollars ($1,250,000.00) in Parent, said investment to be made within sixty (60) days of the Effective Date of this Agreement at the fair market value per share in effect on the Effective Date as established by the Parent Board. Executive will have the opportunity, but not the obligation, to invest up to an additional One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) in Parent, said investment to be made within one year of the Effective Date at the fair market value per share in effect at the time Executive makes such investment. Executive will enter into a Manager Subscription Agreement for Cash Investment, Exhibit E, and Senior Manager Registration and Preemptive Rights Agreement, Exhibit F, which shall govern the terms of the investment described in this Section 1.10.

2. Termination. The Executive’s employment shall terminate upon the occurrence of any of the first to occur of any of the events described in Sections 2.1 through 2.4 below.

2.1. Termination Without Cause or for Good Reason. Employer may terminate Executive’s employment under this Section 2.1 at any time without Cause upon not less than thirty (30) days’ prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be allowed to seek other employment during such notice period. In addition, Executive may terminate Executive’s employment under this Section 2.1 by voluntarily resigning for Good Reason. Executive shall give Employer not less than thirty (30) days’ prior written notice of a resignation for Good Reason. In the event Executive’s employment is terminated by Employer without Cause or Executive resigns for Good Reason, in either case, then in addition to all Accrued Compensation, and subject to Executive’s execution and non-revocation within thirty (30) days of the Date of Termination of a Termination Agreement and General Release (as set forth in the Separation Plan) provided to him by Employer, Executive shall be entitled to severance payments and continued benefits under the Separation Plan, on the terms and conditions provided for in the Separation Plan, except that the amount of the severance payment provided in Paragraph F.1 of the Separation Plan shall be 200% of Base Salary plus 200% of Executive’s Target Incentive Bonus for the year of termination. Subject to Section 20.2, severance payments shall be paid in approximately equal installments in accordance with Employer’s regular payroll practices during the two-year period following Executive’s Date of Termination.

In addition to the payments and benefits provided under the Separation Plan, and notwithstanding provisions in the Separation Plan indicating that payments and benefits paid thereunder are exclusive of any other payment and benefits, in the event of Executive’s termination without Cause or resignation for Good Reason, in either case, the post-termination exercise period for all vested options held by Executive as of the Date of Termination shall extend until the earlier to occur of the following: (a) the expiration of the option term and (b) the expiration of the 12-month period following Executive’s Date of Termination. For purposes of the terms of this Section 2.1, Executive’s employment shall be deemed to have been terminated without Cause for purposes of Executive’s entitlement to severance payments and continued benefits under the Separation Plan if, after Employer has provided notice of intent not to renew as provided in Section 1.1, Executive’s employment terminates on the last day of the Initial Employment Period or an Additional Employment Period.

2.2. Resignation Without Good Reason. Executive may terminate Executive’s employment by voluntarily resigning other than for Good Reason upon sixty (60) days’ prior written notice. In such event, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (b) Executive shall receive all Accrued Compensation. Employer may elect to waive the notice period without additional financial obligation and without such action being deemed an Employer termination under Section 2.1 hereof.

2.3. Termination Due to Disability or Death. Employer may terminate Executive’s employment hereunder immediately upon notice if Executive has incurred a Disability; provided,

however, that in the event Executive incurs a Disability and his employment continues for any period of time, Executive shall be entitled to receive payments in accordance with the applicable plan for such Disability, and Executive shall continue to receive all benefits then in effect and due under this Agreement until Employer acts to terminate Executive’s employment due to a Disability. If Employer terminates Executive’s employment due to a Disability, or if Executive dies while employed by Employer, then except as otherwise provided under the terms of the Separation Plan, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (b) Executive (or Executive’s estate) shall receive all Accrued Compensation.

2.4. Termination for Cause. Employer may terminate Executive’s employment at any time for Cause. In such event, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (b) Executive shall receive all Accrued Compensation.

2.5. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 8. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment, and (c) specify the Date of Termination in accordance with the requirements of this Agreement.

2.6. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this Agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Agreement shall be offset or reduced by the amount of any cash compensation or the value of any benefit provided to Executive in any subsequent employment or from any payor other than amounts paid or funded by Employer or Parent. Notwithstanding the foregoing, if Executive begins to receive group insurance benefits from another employer that substantially duplicate such benefits being provided by Employer pursuant to any severance benefit plan of or agreement with Employer, including the Separation Plan, then Executive shall promptly notify Employer of the duplicate benefits and Employer may discontinue the duplicate benefits being provided pursuant to such plan or agreement.

2.7. Definitions.

(a) “Accrued Compensation” means all compensation, benefit payments, reimbursements and other amounts earned by, payable to, or accrued and vested for Executive through and including Executive’s Date of Termination, but not paid as of Executive’s Date of Termination, including, but not limited to, (i) Base Salary, (ii) the Target Incentive Bonus, multiplied by the number of days in which Executive was employed by Employer during the Year of Termination, including the Date of Termination, divided by 365, (iii) Executive’s Incentive Bonus for the fiscal year that ended immediately prior to Executive’s Date of Termination to the extent such Incentive Bonus was accrued and earned by, but not yet paid to, Executive as of Executive’s Date of Termination, (iv) pay for accrued, but unused, vacation, and

(v) reimbursable business expenses incurred by Executive on behalf of Employer. Notwithstanding the foregoing, for purposes of Sections 2.1, 2.2, and 2.4, “Accrued Compensation” shall not include item (ii) in the immediately preceding sentence. Employer shall pay to Executive (or to Executive’s estate) a lump sum cash payment of all Accrued Compensation, payable within ten (10) days after Executive’s Date of Termination, and Executive (or Executive’s estate) shall receive any vested benefits Executive accrued or earned in accordance with the terms of any applicable benefit plans and programs of Employer and Parent.

(b) “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(c) “Date of Termination” means the date that the termination of Executive’s employment with Employer is effective on account of Executive’s death, Executive’s Disability, termination by Employer for Cause or without Cause, or by Executive with or without Good Reason, as the case may be. The Initial Employment Period or an Additional Employment Period shall end on the Date of Termination. “Year of Termination” means the fiscal year for the applicable performance period during which Executive’s Date of Termination occurs.

(d) “Disability” means (i) Executive has suffered a physical or mental illness or injury that has impaired Executive’s ability to substantially perform Executive’s full-time duties with Employer, with or without reasonable accommodation, for a period of one-hundred eighty (180) consecutive days and that qualifies Executive for benefits under Employer’s group long-term disability plan, and (ii) Executive has not substantially returned to full time employment before the Date of Termination specified in the notice of termination.

(e) “Good Reason” means the occurrence without Executive’s express written consent (which may be withheld for any reason or no reason), of any of the events or conditions described in the following subsections (i) through (vii), provided that Executive provides notice to Employer within sixty (60) days following the first occurrence of any such event or condition and Employer does not fully correct the situation within thirty (30) days after such notice of Good Reason:

(i) A material reduction by Employer in Executive’s Base Salary; or

(ii) A material breach of this Agreement by Employer which shall include a material reduction or material negative change by Employer in the type or level of compensation and benefits (other than Base Salary) to which Executive is entitled under this Agreement, other than any such reduction or change that is part of and consistent with a general reduction or change applicable to all senior officers of Employer; or

(iii) A material failure by Employer to pay or provide to Executive any compensation or benefits to which Executive is entitled; or

(iv) A change in Executive’s status, positions, titles, offices or responsibilities that constitutes a material and adverse change from Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such change; or the assignment to Executive of any duties or responsibilities that are materially and adversely inconsistent with Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such assignment; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, titles or offices; provided that termination of Executive’s employment by Employer for Cause, by Executive other than for Good Reason (as defined in any of the other subsections of this subsection (e)) or as a result of Executive’s death or Disability shall not be-deemed to constitute or result in Good Reason under this subsection (iv); or

(v) Employer changing the location of Avaya’s principal executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Effective Date; or

(vi) Any material breach by Parent or Employer of this Agreement or any other agreement between Parent or Employer and Executive incorporated by reference in this Agreement; or

(vii) The provision of notice by Employer pursuant to Section 1.1 of nonrenewal of this Agreement.

Any resignation for Good Reason following the thirty (30) day correction period set forth above must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s express written consent.

(f) “Target Incentive Bonus” means Executive’s Base Salary multiplied by Executive’s target bonus percentage established by the Employer Board (or compensation committee thereof) with respect to the Employer’s STIP for the Year of Termination, irrespective of the Executive’s and/or Employer’s actual performance against goals for such year.

(g) “Cause” is defined as that term is set forth in the Separation Plan.

3. Tax Gross-Up Payments.

3.1. With respect to any change in control event with respect to Parent described in Section 280G(b)(2)(A)(i) of the Code occurring after the Effective Date, Parent, Employer and Executive will use customary, reasonable and good faith efforts to avoid the imposition of an excise tax under Section 4999 of the Code with respect to any Payment (as defined in Section 3.2), including by obtaining an effective shareholder vote under Section 280G(b)(5)(B) of the Code. If, notwithstanding such efforts, any Payment would (but for the provisions of this Agreement) be subject to such excise tax, the provisions of Sections 3.2 through 3.5 below shall apply.

3.2. Anything in this Agreement (or the documents incorporated herein by reference) to the contrary notwithstanding (but subject to Section 3.1 above), in the event it shall be determined that any payment or distribution by Parent or Employer (or any successor thereto or affiliate thereof) to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, without limitation, as a result of the acceleration of the vesting of stock options or other equity awards, but determined without regard to any required Gross-Up Payment (as defined below)) (a “Payment”) will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Parent shall pay to Executive one or more additional cash payments (each such payment, a “Gross-Up Payment”) in such amounts so that the net cash amount remaining from such Gross-Up Payment after deduction or payment of (a) the Excise Tax imposed on the Gross-Up Payments and (b) all federal, state and local income and employment taxes imposed upon the Gross-Up Payments, shall equal the excise tax imposed by Section 4999 of the Code on the total Payments; provided, however, that Executive shall be entitled to receive a Gross-Up Payment only if the amount of the “parachute payment” (as defined in Section 280G(b)(2) of the Code) exceeds the sum of (A) $25,000 plus (B) 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and provided further, that if Executive is not entitled to receive a Gross-Up Payment, Executive shall be entitled to receive only such amounts under Section 2 of this Agreement as would not include any “excess parachute payment” (as defined in Section 280G(b)(l) of the Code). The intent of the parties is that Parent shall be solely responsible for, and shall pay, any Excise Tax on any Payment and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as bearing any loss of tax deduction caused by the Gross-Up Payment. For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay (x) federal income tax at the highest marginal rate in effect for the calendar year during which such Gross-Up Payment is to be made, (y) FICA taxes at the highest rate applicable to wages in excess of the Social Security taxable wage base in effect for such calendar year, and (z) state and local income taxes at the highest marginal rates in effect for such calendar year in the state and local municipality of Executive’s principal residence as of the Date of Termination or the date that any portion of the total Payments become subject to the Excise Tax, net of the reduction in federal income tax attributable to the deduction of such state and local income taxes, and taking into account any limitation on deductions or credits or comparable negative impact for purposes of federal income tax as a result of the total Payments made to Executive during such calendar year.

3.3. Subject to the provisions of Section 3.4, all determinations required to be made under this Section 3, including whether and when a Gross-Up payment is required and the amount of the such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Parent’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to Parent and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Parent. All fees and expenses of the Accounting Firm shall be borne solely by Parent. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Parent to Executive within fifteen (15) days of the receipt of the Accounting Firm’s determination; provided that in no event shall any Gross-Up Payment be paid later than the end of the calendar year next following the calendar year in which Executive or Parent (as applicable) remits the taxes for which the Gross-Up Payment is being paid. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion, on which Executive can rely, that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Accounting Firm shall make all determinations under the tax standard of “substantial authority” as such term is used in Section 6662 of the Code. Any determination by the Accounting Firm shall be binding on Parent and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Parent should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Parent exhausts its remedies pursuant to Section 3.4 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment plus any applicable interest or penalties shall be promptly paid by Parent to or for the benefit of Executive provided that in no event shall such Underpayment amount be paid later than the end of the calendar year next following the calendar year in which the Executive remits such taxes.

3.4. Executive shall notify Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Parent of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Parent of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Parent notifies Executive in writing prior to the expiration of such period that it desires to contest such claim Executive shall:

(1) give Parent any information reasonably requested by Parent relating to such claim,

(2) take such action in connection with contesting such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by any attorney reasonably selected by Parent,

(3) cooperate with Parent in good faith in order effectively to contest such claim, and

(4) permit Parent to participate in any proceed relating to such claim;

provided, however, that Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.4, Parent shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and

Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; provided further, that if Parent directs Executive to pay such claim and sue for a refund, Parent shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of statue of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Parent’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

3.5. If, after the receipt by Executive of an amount advanced by Parent pursuant to Section 3.4, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Parent’s complying with the requirements of Section 3.4) promptly pay to Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Parent pursuant to Section 3.4, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Parent does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4. Restrictive Covenants. Executive agrees to be bound by the terms and provisions governing Non-Disclosure, IP Assignment and Non-Competition appended hereto as Exhibit A, Schedule B, incorporated herein by reference and made part hereof. Executive and the Employer agree that the “Bad Leaver Price,” as referenced in section 4(a)(iii) of the Management Stockholders’ Agreement, shall not apply if Executive engages in activity that is permitted by Section 3.1(i), (ii) or (iii) of Exhibit A, Schedule B, referred to in this Section 4. In addition to the provisions in Exhibit A, Schedule B, and not by way of limitation, Executive agrees that at no time during this Agreement or after the conclusion of this Agreement will Executive disparage the Employer, Parent, Investors or any agents, employees, consultants or members of the Boards of Directors (collectively, “Company Entities and Persons”) of the foregoing. For purposes of this Agreement, “disparage” includes, but is not limited to, comments or statements, whether written or verbal in any medium, adversely affecting in any manner or having as their intention to adversely affect in any manner the conduct or the business of the Company Entities and Persons.

5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by Parent or Employer, as applicable, and for which Executive may qualify.

6. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to preserve the intention of such rights and obligations.

7. Waiver of Jury Trial. Executive waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under this Agreement, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

8. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to Parent, to:

Sierra Holdings Corp.

C/O Silver Lake Management Company, L.L.C.

9 West 57th Street, 25th Floor

New York, New York 10019

Attention: Greg Mondre

Fax: (212) 381-3535

If to Employer, to:

Avaya Inc.

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Attention: Chief Administrative Officer

Fax: (908) 953-3902

If to Executive, to:

Kevin J. Kennedy

690 Loyola Drive

Los Altos, California 94024

or to such other names or addresses as Parent, Employer or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9. Contents of Agreement; Amendment and Assignment.

(a) This Agreement (including the documents incorporated herein by reference) sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Parent Board and executed on its behalf by a duly authorized officer (other than Executive) and by Executive. Except as otherwise provided herein, this Agreement (together with the documents incorporated herein by reference) supersedes the provisions of any employment or other agreement between Executive and Employer or Parent that relate to any matter that is also the subject of this Agreement.

(b) All of the terms and provisions of this Agreement, including, but not limited to the restrictive covenants of Section 4 and Exhibit A of this Agreement, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Parent within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Parent would be required to perform if no such succession had taken place.

10. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or-application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. No breach of this Agreement by Employer, or any other claimed violation of law by Employer, shall operate to excuse Executive from his obligations under Section 4 and Exhibit A hereof.

11. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party, in accordance with the terms of this Agreement, from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving Parent written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s estate.

13. Miscellaneous. All Section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

14. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and Employer shall withhold from any payments under this Agreement all federal, state and local taxes as Employer is required to withhold pursuant to any law or governmental rule or regulation. Executive will deliver to Employer amounts required to be withheld from non-cash compensation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15. No Withholding of Undisputed Payments. During the pendency of any dispute or controversy, Employer shall not withhold any payments or benefits due to Executive, whether under this Agreement or otherwise, except for an amount equal (in Employer’s reasonable estimation) to the amount that is the subject of a bona fide dispute between the parties.

16. Legal Fees and Expenses. Parent shall pay the reasonable and properly documented legal fees and related expenses for Executive’s counsel incurred prior to the Effective Date in the negotiation and execution of this Agreement, such amount not to exceed the sum of Fifteen Thousand Dollars ($15,000.00), and to be supported by an invoice or bill as such is otherwise normally issued by Executive’s attorney. Any costs and expenses paid or reimbursed hereunder shall be paid within forty-five (45) days after receipt of written request by Executive for payment or reimbursement; provided that in no event shall any such amount be paid later than the end of the calendar year next following the calendar year in which the legal services (and related expenses) were provided.

17. Executive’s Representations. Executive agrees that he has provided Employer with any and all information related to disclosures of conflicts of interests, encumbrances and/or post-employment restrictions, limitations or obligations which Executive may have from a prior employer or other entity, whether or not he was employed by such entity.

18. Indemnification.

(a) Parent shall indemnify Executive in accordance with the Employer’s Articles of Incorporation, against all costs, charges and expenses incurred or sustained by Executive, including the cost of legal counsel, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of Parent, Employer, Avaya or any of their respective subsidiaries or affiliates.

(b) Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of Parent, Employer or their affiliates, which such insurance shall be paid by Parent.

19. Governing Law and Procedures. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey, except with respect to Section 18(a) of this Agreement, which shall be governed by the laws of the State of Delaware, without giving effect to any conflict of laws provisions. Parent and Executive each irrevocably and unconditionally (a) agrees that any action commenced by Parent for preliminary and permanent injunctive relief or other equitable relief related to this Agreement or any action commenced by Executive pursuant to any provision hereof, may be brought in the United States District Court for the federal district in which Executive’s principal place of employment is located, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the state and county in which Executive’s principal place of employment is located, (b) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (c) waives any objection which Parent or Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Parent and Executive each also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 8.

20. Application of Section 409A of the Internal Revenue Code.

20.1. Compliance with Section 409A. This Agreement (including the documents incorporated herein by reference) is intended to comply with the applicable provisions of section 409A of the Code and shall be interpreted to avoid any penalty sanctions under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon the termination of the Employment Period under this Agreement (including the documents incorporated herein by reference) may only be made upon a “separation from service” under section 409A of the Code (“Separation from Service”), each payment made under this Agreement (including the documents incorporated herein by reference) shall be treated as a separate payment and the right to a series of installment payments under this Agreement (including the documents incorporated herein by reference) is to be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of payment.

20.2. Payment Delay. Notwithstanding any provision of this Agreement (or any provision of the documents incorporated herein by reference) to the contrary, if, at the time of Executive’s Separation from Service, the Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement (or any of the documents incorporated herein by reference) as a result of such Separation from Service to prevent any accelerated or additional tax under section 409A of the Code, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (or any of the documents incorporated herein by reference) (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of two (2) times the limit on compensation then set forth in section 401 (a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Executive’s Separation from Service. If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s Separation from Service; provided, however, that, if any payment due to Executive is delayed as a result of section 409A of the Code, Executive shall be entitled to be paid interest on such amount at an annual rate equal to the prime rate, as published in the Wall Street Journal, plus 2%, in effect as of Executive’s Separation from Service. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

20.3. Reimbursements and In Kind Benefits. All reimbursable expenses, any other reimbursements, and in kind benefits, including any third-party payments, provided under this Agreement (or any of the documents incorporated herein by reference) shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement or in kind benefit is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement (or any of the documents incorporated herein by reference)), (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement or payment of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

21. Filing of this Agreement. Executive agrees and understands that this Agreement, including the exhibits hereto, may be filed with a government agency in accordance with applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

SIERRA HOLDINGS CORP.

/s/ Pamela F. Craven

AVAYA INC.

/s/ Pamela F. Craven

/s/ Kevin J. Kennedy
EXECUTIVE

GUARANTEE:

For good and valuable consideration, including Executive’s agreement to serve as President and Chief Executive Officer of Avaya Inc., the obligations of Sierra Holdings Corp. under this Employment Agreement, dated November 26, 2008, with Kevin J. Kennedy shall be, jointly and severally, guaranteed by Avaya Inc.

AVAYA INC.

By:	/s/ Pamela F. Craven
Name:	Pamela F. Craven
Title:	Chief Administrative Officer

Dated: November 29, 2008

Exhibit List for Executive Employment Agreement

Exhibit A:     Senior Management Nonstatutory Time-Based Option Agreement

Exhibit B:     Senior Management Nonstatutory Performance-Based Option Agreement (EBITDA)

Exhibit C:     Senior Management Nonstatutory Performance-Based Option Agreement (Multiple of Money)

Exhibit D:     Management Stockholders’ Agreement

Exhibit E:     Manager Subscription Agreement for Cash Investment

Exhibit F:     Senior Manager Registration and Preemptive Rights Agreement

Exhibit G:     Avaya Involuntary Separation Plan for Senior Officers

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